Exhibit 5.1

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

July 7, 2021

AltC Acquisition Corp.

640 Fifth Avenue, 12th Floor
New York, NY 10019

Ladies and Gentlemen:

We have acted as counsel to AltC Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) of the Company’s Registration Statement on Form S-1 (the “462(b) Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company of up to an additional 4,000,000 shares (the “Shares”) of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”) pursuant to the 462(b) Registration Statement. The 462(b) Registration Statement relates to the Company’s Registration Statement on Form S-1, as amended (File No. 333-254263) (the “Registration Statement”), initially filed by the Company on March 15, 2021 and declared effective by the Commission on July 7, 2021.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the form of Amended and Restated Certificate of Incorporation of the Company that is filed as Exhibit 3.2 to the Registration Statement; (ii) the Registration Statement; (iii) the 462(b) Registration Statement; (iv) the By Laws of the Company that are filed as exhibit 3.3 to the Registration Statement; (v) the form of the underwriting agreement proposed to be entered into among the Company and the representatives of the underwriters named therein (the “Underwriting Agreement”) that is filed as Exhibit 1.1 to the Registration Statement; (vi) the form of the Specimen Class A Common Stock Certificate that is filed as Exhibit 4.1 to the Registration Statement; and (ix) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have further assumed that each of the documents identified in clauses (i) through (vi) of the preceding paragraph will be entered into, adopted or filed as appropriate.

Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that the Shares, when delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

July 7, 2021

We hereby consent to the filing of this letter as an exhibit to the 462(b) Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP